                                                                                                                                                Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

SatCon Technology Corporation®	Investor Relations
Bill O’Donnell	Dave Gentry/Jeff Wadley
Director, Investor Relations	Aurelius Consulting Group
617-897-2400	407-644-4256
www.runonideas.com
info@AURCG.com

SATCON NAMES FORMER REAR ADMIRAL, DR. MILLARD S. FIREBAUGH, PRESIDENT AND CHIEF OPERATING OFFICER

Boston, MA — January 18, 2005 — SatCon Technology Corporation® (Nasdaq NM: SATC), a developer and manufacturer of electronic power control systems, today announced that it’s Board of Directors has appointed Rear Admiral Millard Firebaugh, USN (Retired), as its new President and Chief Operating Officer. Admiral Firebaugh comes to SatCon from General Dynamics’ Electric Boat Corporation, where, as Vice President Innovation and Chief Engineer he was responsible for the operations of a 2800-person nuclear submarine design and engineering group.

Admiral Firebaugh served for more than 33 years in the U.S. Navy, retiring in 1995 as the Deputy Commander for Engineering and Chief Engineer for Naval Sea Systems Command, where he managed a $500 million annual budget and was responsible for the specifications, standards and design for naval ships, systems and equipment related to both acquisition and maintenance.  Admiral Firebaugh is recognized as a technical authority on naval engineering. He has a BS in Physics, an MS in Electrical Engineering, a Naval Engineer degree and an ScD in Ocean Engineering, all from MIT.

 “This is a tremendous addition to SatCon and a significant step forward in our growth,” said David Eisenhaure, SatCon Chairman and Chief Executive Officer.  “Millard brings a wealth of operational and engineering experience that will benefit SatCon’s operations at both the product and technology divisions.  He is a recognized leader who can help us improve our performance results and add credibility to our technology and product development initiatives.  I believe our shareholders will be very pleased that we were able to bring such a strong addition to our management team.”

“Mike Turmelle, who has served us well in the position of Chief Operating Officer for the past several years, will become President of SatCon Power Systems, our largest division.  We believe that the growth and improvement we have seen over the past year in Power Systems is directly attributable to Mike’s personal involvement in that division.  However, in order for us to take the next step to grow Power Systems significantly and achieve profitably, it will require that Mike give his full concentration to that effort.  I will continue to serve as chief executive officer but will be handing over more of the day to day operations management to Millard, who will be officially joining SatCon at the end of February.  We look forward to an exciting journey ahead.”

About SatCon Technology Corporation

SatCon Technology Corporation manufactures and sells power control systems for critical military systems, alternative energy and high-reliability industrial automation applications.  Products include inverter electronics from 5 kilowatts to 5 megawatts, power switches, and hybrid microcircuits for industrial, medical, military and aerospace applications.  SatCon also develops and builds digital power electronics, high-efficiency machines and control systems for a variety of defense applications with the strategy of transitioning those technologies into multiyear production programs.  For further information, please visit the SatCon website at www.satcon.com.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  Additional information concerning risk factors is contained from time to time in the Company’s SEC filings.  The Company expressly disclaims any obligation to update the information contained in this release.

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